                                                                     Exhibit 2.5
                                                                     -----------

                AMENDED AND RESTATED ASSET CONTRIBUTION AGREEMENT


         THIS AMENDED AND RESTATED ASSET CONTRIBUTION AGREEMENT (this "Agreement") is entered into and is effective as of June 3, 2000 (the "Effective
 ---------                                                             ---------
Date") by and between CABLETRON SYSTEMS, INC., a Delaware corporation ("CSI"),
----                                                                    ---
and RIVERSTONE NETWORKS, INC., a Delaware corporation and a wholly owned subsidiary of CSI (the "Company").
                        -------

                                   RECITALS

         WHEREAS, the parties desire to enter into this Agreement in order to cause the transfer of certain assets related to the Company Business (as defined herein) to the Company and the assumption by the Company of certain liabilities including those related to the Company Business on the Transformation Date (as defined herein), giving effect to such transfer and assumption as of the Effective Date;

         WHEREAS, CSI and the Company are entering into this Agreement pursuant to that certain Transformation Agreement (the "Transformation Agreement") dated
                                               ------------------------
as of the date hereof by and among CSI, the Company and the other Newcos (as defined herein);

         WHEREAS, CSI and the Company desire such transfer of assets and liabilities to qualify as a tax free contribution under Section 351 of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, CSI and the Company desire to amend and restate this Agreement as of the Effective Date to correct certain mutual mistakes of the Parties and to clarify their rights and obligations under this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:

1.       Definitions.  For the purposes of this Agreement, the following terms
         -----------
         shall have the following meanings:

         1.1.     "Action" shall mean any claim, action, cause of action or suit
                   ------
                   by or before any Governmental Authority.

         1.2.     "Agreement" has the meaning assigned to such term in the
                   ---------
                  preamble.

         1.3.     "Ancillary Agreements" has the meaning assigned to such term
                   --------------------
                  in the Transformation Agreement.

         1.4.     "Aprisma" means Aprisma Management Technologies, Inc.
                   -------

         1.5.     "Assignment and Assumption Agreement" has the meaning assigned
                   -----------------------------------
                  to such term in Section 6.3.

         1.6.     "Assumed Liabilities" has the meaning assigned to such term in
                   -------------------
                  Section 4.

         1.7.     "Bill of Sale" has the meaning assigned to such term in
                   ------------
                  Section 6.3.

         1.8.     "Closing" has the meaning assigned to such term in the
                   -------
                  Transformation Agreement.

         1.9.     "Company" has the meaning assigned to such term in the
                   -------
                  preamble.

         1.10.    "Company Business" means the business described in Exhibit A.
                   ----------------

         1.11.    "Company Transferred Subsidiaries" means each of the
                   --------------------------------
                  subsidiaries of CSI listed on Schedule 2.3 hereto and each direct and indirect subsidiary of such entities.

         1.12.    "Contracts" means any contract, agreement, lease, license,
                   ---------
                  sales order, purchase order, instrument or other commitment.

         1.13.    "Contributed Assets" has the meaning assigned to such term in
                   ------------------
                  Section 2.

         1.14.    "Contributed Contracts" has the meaning assigned to such term
                   ---------------------
                  in Section 2.9.

         1.15.    "Contributed Intellectual Property" means, collectively,
                   ---------------------------------
                  Contributed Registered Intellectual Property, Contributed Non-Registered Intellectual Property, and Contributed Third Party Tools.

         1.16.    "Contributed Non-Registered Intellectual Property" has the
                   ------------------------------------------------
                  meaning assigned to such term in Section 2.7.1.

         1.17.    "Contributed Registered Intellectual Property" has the meaning
                   --------------------------------------------
                  assigned to such term in Section 2.8.1.

         1.18.    "Contributed Third Party Tools" has the meaning assigned to
                   -----------------------------
                  such term in Section 2.6.

         1.19.    "Contribution Agreements" has the meaning assigned to such
                   -----------------------
                  term in the Transformation Agreement.

         1.20.    "CSI" has the meaning assigned to such term in the preamble.
                   ---

         1.21.    "Effective Date" has the meaning assigned to such term in the
                   --------------
                  preamble

         1.22.    "Enterasys" means Enterasys Networks, Inc.
                   ---------

         1.23.    "Enterasys Contribution Agreement" has the meaning assigned to
                   --------------------------------
                   such term in the Transformation Agreement.

         1.24.    "Excluded Assets" has the meaning assigned to such term in
                   ---------------
                  Section 3.

         1.25.    "Excluded Liabilities" has the meaning assigned to such term
                   --------------------
                  in Section 5.

         1.26.    "GNTS" means GlobalNetwork Technology Services, Inc.
                   ----

         1.27.    "Governmental Authority" means any domestic or foreign
                   ----------------------
                  federal, state or local government, regulatory or administrative agency or court.

         1.28.    "Initial Intercompany Amount" has the meaning assigned to such
                   ---------------------------
                   term in Section 8.5.

         1.29.    "Intellectual Property" means any or all of the following and
                   ---------------------
                  all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;
                  (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (x) all Web addresses, sites and domain names; (xi) any similar, corresponding or equivalent rights to any of the foregoing; and (xii) all documentation related to any of the foregoing.

         1.30.    "Intercompany Account" has the meaning assigned to such term
                   --------------------
                  in Section 2.4.2.

         1.31.    "Intercompany Amount" shall mean an amount, which may be
                   -------------------
                  positive or negative, equal to (i) the Initial Intercompany Amount plus (ii) the net amount (which amount may be negative)
                         ----
                  of any cash received by CSI with respect to the Company Business during the period from June 3, 2000 through the Transformation Date minus any cash spent by CSI with respect to the Company Business during the period from June 3, 2000 through the Transformation Date minus (iii) any obligations in
                                                  -----
                  respect of accounts payable and other current liabilities incurred by CSI with respect to the Company Business during the period from June 3, 2000 through the Transformation Date not assumed by the Company pursuant to this Agreement.

         1.32.    "Inventory" means inventories, raw materials, supplies,
                   ---------
                  manufactured and purchased parts, works in progress and finished goods.

         1.33.    "June 3 Balance Sheet" has the meaning assigned to such term
                   --------------------
                  in Section 8.5.

         1.34.    "June 3 Net Working Capital" has the meaning assigned to such
                   --------------------------
                   term in Section 8.5.

         1.35.    "June 3 Target Net Working Capital" means $60,000,000.
                   ---------------------------------

         1.36.    "Liability" means any debt, liability or obligation whether
                   ---------
                  known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due, including, without limitation, any liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

         1.37.    "NEC ASIC Technology" means the Intellectual Property of CSI
                   -------------------
                  related to the ASIC family manufactured as of the Effective Date by NEC, and certain related, incidental Intellectual Property, including Intellectual Property that supports that ASIC family and subsystems into which those ASICs are incorporated.

         1.38.    "Net Working Capital" means (a) the total combined current
                   -------------------
                  assets of the Company minus (b) the total combined current liabilities of the Company.


         1.39.    "Newcos" means, collectively, Aprisma, Enterasys, GNTS and
                   ------
                  the Company.

         1.40.    "Office Equipment" means furniture and other office equipment,
                   ----------------
                  including without limitation desks, tables, chairs, computers, servers and related peripherals and copiers, but excluding fixtures.

         1.41.    "Permits" means permits, licenses, authorizations and
                   -------
                  certifications issued by a Governmental Authority or other standard setting organization.

         1.42.    "Product Segment" means networking products that (a) are
                   ---------------
                  designed specifically for use in high traffic, wide area networks operated by telecommunications service providers and
                  (b) have advanced routing features, optical or other high bandwidth interfaces and comply with standards that are a prerequisite for deployment in telecommunications service provider networks; provided, however, that such products do not include products specifically designed for use in local area network applications.

         1.43.    "Products" means the Products described on Exhibit A hereto.
                   --------

         1.44.    "Riverstone" means Riverstone Networks, Inc.
                   ----------

         1.45.    "Service Provider ASIC Technology" means the Service Provider
                   --------------------------------
                  ASIC Technology described in Exhibit A.

         1.46.    "Shared Services Agreement" means the one of the Shared
                   -------------------------
                  Services Agreements (as defined in the Transformation Agreement) to which the Company is party.

         1.47.    "Shares" has the meaning assigned to such term in Section 6.1.
                   ------

         1.48.    "Statement" has the meaning assigned to such term in Section
                   ---------
                  8.5.

         1.49.    "Tax Sharing Agreement" has the meaning assigned to such term
                   ---------------------
                  in the Transformation Agreement.

         1.50.    "Third Party Tools" means rights with respect to third party
                   -----------------
                  computer applications, programs, other software, and other design tools, including operating software, network software, firmware, middleware, design software, systems documentation and instructions.

         1.51.    "Transfer Impediment" has the meaning assigned to such term
                   -------------------
                  in Section 8.3.1.

         1.52.    "Transformation Agreement" has the meaning assigned to such
                   ------------------------
                  term in the recitals.

         1.53.    "Transformation Date" has the meaning assigned to such term
                   -------------------
                  in the Transformation Agreement.

         1.54.    "Vehicles" means automobiles, trucks, tractors, trailers and
                   --------
                  other vehicles.

2.       Contributed Assets. Upon and subject to the terms and conditions of
         ------------------
         this Agreement, and except as provided in Sections 3, 8.3 and 8.4 hereof, effective as of the Transformation Date, CSI hereby agrees to assign, transfer, convey and deliver and to cause all of its direct and indirect subsidiaries other than the Company Transferred Subsidiaries to assign, transfer, convey and deliver to the Company (or the applicable subsidiary of the Company pursuant to Section 8.2 hereof) all of their respective rights, title and interest in the following properties and assets (the "Contributed Assets") to the
                                               ------------------
         extent not already held by the Company:

         2.1.     Tangible Personal Property. All Office Equipment, Vehicles and
                  --------------------------
                  other tangible personal property which is used primarily by the Company Business at the Transformation Date, in any event, including without limitation such tangible personal property specifically identified on Schedule 2.1 hereto, but excluding fixtures.

         2.2.     Inventory.  Except as otherwise provided on Schedule 2.2
                  ---------
                  hereto, all inventory associated with the Products at the Transformation Date.

         2.3.     Stock of CSI Subsidiaries. All of the capital stock of the
                  -------------------------
                  subsidiaries of CSI set forth on Schedule 2.3 hereto (including, except as otherwise provided on Schedule 2.3, the subsidiaries thereof).

         2.4.     Certain Current Assets.
                  ----------------------

                  2.4.1. All accounts receivable (including intercompany receivables) and prepaid expenses relating primarily to the Company Business as of the Transformation Date.

                  2.4.2.   An intercompany account (the "Intercompany Account")
                                                         --------------------
                           to be maintained and administered by CSI as provided in the Shared Services Agreement with a balance equal to the Intercompany Amount as finally determined pursuant to Section 8.5, such Intercompany Account representing an amount (as adjusted from time to time for receivables collected and payables paid and other appropriate credits and debits) which is payable on demand by CSI to the Company in cash.



         2.5.     Permits, etc.  All rights under the Permits described on
                  -------------
                  Schedule 2.5 hereto.

         2.6.     Third Party Tools. All rights with respect to Third Party
                  -----------------
                  Tools used exclusively by the Company Business at the Transformation Date, including without limitation those Third Party Tools set forth on Schedule 2.6 hereof (collectively,
                                           ------------
                  the "Contributed Third Party Tools").
                       -----------------------------

         2.7.     Other Intellectual Property.
                  ---------------------------

                  2.7.1.   2.7.1    All rights in respect of all Intellectual
                           Property of CSI, other than registered Intellectual Property and applications therefor, related to the

                           Products or otherwise used by the Company Business at the Transformation Date (collectively, the
                           "Contributed Non-Registered Intellectual Property")
                            ------------------------------------------------
                           and any remedies against any and all past, present
                           and future infringements thereof and rights to protection of interest therein; provided, however, that such rights do not include any rights to the NEC ASIC Technology.

         2.8.     Registered Intellectual Property.
                  --------------------------------

                  2.8.1. All rights in respect of that registered Intellectual Property set forth on Schedule 2.8 and any applications therefor (the "Contributed Registered
                                                       ----------------------
                           Intellectual Property") and any remedies against any
                           ---------------------
                           and all past, present and future infringements thereof and rights to protection of interest therein.

         2.9.     All Contracts. All rights, excluding rights in respect of
                  -------------
                  Intellectual Property and rights with respect to the use of real property, under Contracts primarily used by the Company Business at the Transformation Date, including without limitation those Contracts set forth on Schedule 2.9
                                                          ------------
                  (collectively, the "Contributed Contracts").
                                      ---------------------

         2.10.    Claims. Claims and rights of recovery, rights of set-off and
                  ------
                  rights of recoupment which relate primarily to the Company Business.

         2.11.    Lists.   All customer lists, distributor lists and supplier
                  -----
                  lists used primarily by the Company Business at the Transformation Date.

         2.12.    Books and Records. All (i) accounting and other books and
                  -----------------
                  records, (ii) correspondence, (iii) reports, (iv) studies, and
                  (v) documents and other business records and files used primarily by the Company Business at the Transformation Date.

         2.13.    Tax Attributes. (i) Tax attributes with respect to, and the
                  --------------
                  overpayment of, property taxes, sales and use taxes and franchise taxes which relate primarily to the Company Business and (ii) to the extent provided in the Tax Sharing Agreement, tax attributes with respect to, and the overpayment of, income and payroll taxes which relate to the Company Business or are otherwise allocated to the Company.

         2.14.    Other Assets. Any other assets that are allocated to the
                  ------------
                  Company pursuant to the Transformation Agreement.

         Notwithstanding the foregoing, the Contributed Assets do not include the Excluded Assets.

3.       Excluded Assets. Notwithstanding anything to the contrary in Section
         ---------------
         2, there shall be excluded from the Contributed Assets to be assigned, transferred, conveyed and delivered to the Company and its subsidiaries hereunder, the following assets, properties and rights (collectively, the "Excluded Assets"):
              ---------------

         3.1.     Other Newco Assets. Except for CSI's rights with respect to
                  ------------------
                  Intellectual Property jointly owned by Company and CSI, which CSI will contribute to Enterasys as contemplated by Section 8.11, any assets to be transferred to a Newco (or its subsidiaries) other than the Company pursuant to the Contribution Agreement to which such other Newco is party.

                  The parties understand and acknowledge that, except for CSI's rights with respect to Intellectual Property jointly owned by Company and CSI, which CSI will contribute to Enterasys as contemplated by Section 8.11, where an asset is specifically identified in another Contribution Agreement (or the schedules thereto) as an asset to be transferred to another Newco, such asset is not primarily related to the Company Business and shall be transferred to such other Newco and not the Company.

         3.2.     Real Property. Other than as expressly set forth in the Shared
                  -------------
                  Services Agreement all rights in respect of real property, including without limitation all leases with respect to real property, all improvements, fixtures and fittings on real property, and easements, rights-of way, and other rights appurtenant to real property.

         3.3.     Cash and Securities. Other than as expressly set forth in
                  -------------------
                  Section 2.3 and Section 2.4 hereof, all cash, cash equivalents and securities of CSI (to the extent not held by a Company Transferred Subsidiary).

         3.4.     Third Party Tools.  Any Third Party Tools used by a Newco
                  -----------------
                  other than the Company as of the Transformation Date, including without limitation those Third Party Tools set forth on Schedule 3.4.

         3.5.     Intellectual Property Rights.  Any rights in respect of
                  ----------------------------
                  Intellectual Property that is not Contributed Intellectual Property, including without limitation any rights in respect of registered Intellectual Property and applications therefor that is not Contributed Registered Intellectual Property.

         3.6.     Confidentiality and Non-Competition Agreements.  Except as
                  ----------------------------------------------
                  otherwise provided in the Transformation Agreement, all rights under confidentiality agreements, non-competition, non-disclosure and other similar agreements with employees.

         3.7.     Assets Retained by CSI.  Any assets to be retained by CSI
                  ----------------------
                  pursuant to the Transformation Agreement.

4.       Assumption of Liabilities. On the terms and subject to the conditions
         -------------------------
         set forth herein, and except as provided in Sections 5, 8.3 and 8.4 hereof, from and after the Closing, the Company will assume and satisfy or perform when due all Liabilities of CSI and its direct and indirect subsidiaries, to the extent not discharged prior to the Transformation Date, which relate primarily to the Company Business and/or the Contributed Assets (collectively, the "Assumed Liabilities") to the
                                                -------------------
         extent not already assumed by the Company, including without limitation the following Liabilities:

         4.1.     Intercompany Payables; Accrued Expenses.  All Liabilities as
                  ---------------------------------------
                  of the Transformation Date in respect of intercompany payables and accrued expenses, including without limitation expenses in respect of legal and accounting services, which relate primarily to the Company Business.

         4.2.     Taxes. All Liabilities as of the Transformation Date in
                  -----
                  respect of unpaid taxes, including without limitation (i) property taxes, sales and use taxes, and franchise taxes which relate primarily to the Company Business and (ii) as provided in the Tax Sharing Agreement, income and payroll taxes which relate to the Company Business or are otherwise allocated to the Company.

         4.3.     Contracts.  All Liabilities relating to or arising out of the
                  ---------
                  Contributed Contracts.

         4.4.     Products and Services.  All Liabilities relating to or arising
                  ---------------------
                  out of products manufactured or sold or services rendered by the Company Business.

         4.5.     Actions.  All Liabilities relating primarily to the Company
                  -------
                  Business arising as a result of any Action or threatened
                  Action.

         4.6.     Non-compliance with Legal Requirements.  All Liabilities
                  --------------------------------------
                  relating primarily to the Company Business arising out of noncompliance with any legal requirements.

         4.7.     Employee Liabilities.  All Liabilities with respect to
                  --------------------
                  employees which relate primarily to the Company Business.

         4.8.     Allocated Liabilities.  The Liabilities allocated to the
                  ---------------------
                  Company pursuant to the Transformation Agreement.

         Notwithstanding the foregoing, the Assumed Liabilities do not include the Excluded Liabilities.

5.       Excluded Liabilities.  Notwithstanding anything to the contrary in
         --------------------
         Section 4, there shall be excluded from the Assumed Liabilities to be assumed by the Company hereunder, the following Liabilities (collectively, the "Excluded Liabilities"):
                             --------------------

         5.1.     Accounts Payable.  All Liabilities in respect of accounts
                  ----------------
                  payable to third parties (not including intercompany payables) and deposits held by CSI or its affiliates for the account of third parties as of the Transformation Date which arise out of the Company Business.

6.       Consideration And Closing.
         -------------------------

         6.1.     Consideration. As consideration for the transfer described in
                  -------------
                  Sections 2 through 5 hereof, the Company agrees to record such transfer as a contribution of capital on behalf of CSI for shares of a series of preferred stock of the Company (the "Shares") as described on Exhibit B hereto.
                   ------

         6.2.     Closing.  The closing of the transactions contemplated by this
                  -------
                  Agreement shall be a part of the Closing described in the Transformation Agreement and shall take place at the time and place set forth in the Transformation Agreement; provided, however, that certain circumstances, including regulatory matters in various jurisdictions outside the United States, may require the transfer of certain assets and the assumption of certain Liabilities to occur in such other manner and at such other time as provided in Sections 8.3 and 8.4 hereof. Except as otherwise provided herein, in the Transformation Agreement and the other Ancillary Agreements, the simultaneous occurrence of the other transactions which are a part of the Closing under the Transformation Agreement is a condition precedent to the closing of the transactions contemplated hereby.

         6.3.     Deliveries at Closing.  At the Closing, (i) CSI will execute
                  ---------------------
                  and deliver to the Company a Bill of Sale in substantially the form attached hereto as Exhibit B-1 (the "Bill of Sale") and
                                                            ------------
                  an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B-2 (the "Assignment and
                                                            --------------
                  Assumption Agreement") and (ii) the Company will execute and
                  --------------------
                  deliver to CSI the Assignment and Assumption Agreement and will deliver to CSI certificate(s) representing the Shares.

7.       Representations and Warranties.
         ------------------------------

         7.1.     Representations and Warranties of CSI.  CSI hereby represents
                  -------------------------------------
                  and warrants to the Company as follows:

                  7.1.1.   Organization and Good Standing. CSI is a corporation
                           ------------------------------
                           duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware. CSI has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by CSI has been duly authorized by all necessary corporate and stockholder actions.

                  7.1.2.   Binding Effect. This Agreement has been duly executed
                           --------------
                           and delivered by CSI and, assuming the due execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of CSI, enforceable against CSI in accordance with its terms.

         7.2.     Representations and Warranties of the Company.  The Company
                  ---------------------------------------------
                  hereby represents and warrants to CSI as follows:

                  7.2.1.   Organization. The Company is a corporation duly
                           ------------
                           organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware. The Company has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate and stockholder actions.

                  7.2.2.   Binding Effects. This Agreement has been duly
                           ---------------
                           executed and delivered by the Company and, assuming the due execution and delivery hereof by CSI, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

8.       Certain Agreements of the Parties.
         ---------------------------------

         8.1.     Contributed Assets.  The Contributed Assets will be assigned
                  ------------------
                  by CSI to the Company pursuant to this Agreement hereof on an "AS IS" basis, without any representations or warranties whatsoever, except as provided in Section 7.1 hereof. Without limiting the generality of the foregoing, CSI DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

         8.2.     Certain Foreign Assets and Liabilities.  In the case of assets
                  --------------------------------------
                  (other than the stock of subsidiaries of CSI contributed pursuant to Section 2.3) or Liabilities that are held by a subsidiary of CSI organized in a jurisdiction located outside of the United States that are to be transferred to or assumed by the Company pursuant hereto, instead of the Company such assets shall be transferred to and such Liabilities shall be assumed by (i) the subsidiary of the Company organized in the same jurisdiction as the entity from which the assets or liabilities are being transferred, if the Company has such a subsidiary or (ii) otherwise, the subsidiary of the Company organized under the laws of the United Kingdom, and the Company shall cause such subsidiary to accept such transfers and assumptions.

         8.3.     Inability to Assign Assets.
                  --------------------------

                  8.3.1. If and to the extent that the valid, complete and perfected transfer to the Company of any Contributed Asset would be a violation of applicable laws or agreements or require any consent or governmental approval in connection with the transactions contemplated hereby that has not been obtained by the Transformation Date (a "Transfer Impediment"), then,
                                                   -------------------
                          unless the parties shall otherwise determine, the transfer or assignment to the Company of such Contributed Asset shall be automatically deemed deferred and any such purported transfer shall be null and void until such time as all relevant Transfer Impediments are removed or obtained, as applicable, and CSI (or its applicable affiliate) shall not be obligated to transfer such asset except as provided in
                          Section 8.3.2 below. Notwithstanding the foregoing, such asset shall still be considered a Contributed Asset for purposes of determining whether any Liability is an Assumed Liability.

                  8.3.2. If the transfer or assignment of any asset intended to be transferred or assigned hereunder is not consummated prior to or on the Transformation Date, whether as a result the provisions of Section 8.3.1 or for any other reason, then CSI (or its applicable affiliate) shall hold such asset for the use and benefit, insofar as reasonably possible and not in violation of a Transfer Impediment, of the Company (at the expense of the Company) and shall take such other actions as may be reasonably requested by the Company in order to place the Company, insofar as reasonably possible and not in violation of a Transfer Impediment, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Transformation Date to the Company. If and when a Transfer Impediment which caused the deferral of a transfer of any asset pursuant to Section 8.3.1 is removed or obtained, as applicable, the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement.

                  8.3.3. The parties shall cooperate and use reasonable efforts, without the requirement to make any payment or make a material concession, to remove or obtain, as applicable, any Transfer Impediment which prohibits the transfer or assignment of assets hereunder.

         8.4.     Inability to Assign Liabilities.  If the assignment of an
                  -------------------------------
                  Assumed Liability to the Company hereunder is prohibited by a Transfer Impediment, CSI or the applicable CSI affiliate shall continue to be bound by the relevant obligations and, unless not permitted by law or the terms of the relevant obligation, the Company shall, as agent or subcontractor for CSI or its affiliate, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other liabilities of CSI or its affiliate, as the case may be, thereunder. CSI shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Company promptly all money, rights and other consideration received by it in respect of such performance (unless any such consideration is an Excluded Asset). If and when such Transfer Impediment is removed or obtained, as applicable, or such obligations shall otherwise become assignable, the transfer of the applicable liability shall be effected in accordance with the terms of this Agreement. The parties shall cooperate and use reasonable efforts, without the requirement to make any payment or make a material concession, to remove or obtain, as applicable, any Transfer Impediment, which prohibits the assignment of any Liability hereunder.

         8.5.     Preparation of Balance Sheets.  For the purposes of
                  -----------------------------
                  calculating the Intercompany Amount as of the Transformation Date, as soon as practicable and in any event prior to the Transformation Date, CSI shall prepare a pro forma balance sheet of the Company as of June 3, 2000 (the "June 3 Balance
                                                                --------------
                  Sheet") which gives effect to the contribution of the
                  -----
                  Contributed Assets to the Company and the assumption of the Assumed Liabilities by the Company pursuant to this Agreement as if the Transformation Date were June 3, 2000; provided,
                                                                   --------
                  however, that for the purposes of the June 3 Balance Sheet the
                  -------
                  Intercompany Amount shall equal an amount (the "Initial
                                                                  -------
                  Intercompany Amount"), which may be positive or negative, such
                  -------------------
                  that the Net Working Capital as reflected on the June 3 Balance sheet equals the June 3 Target Net Working Capital. A statement (the "Statement") prepared by CSI setting forth the
                                  ---------
                  calculation of the Initial Intercompany Amount shall accompany the June 3 Balance Sheet. The June 3 Balance Sheet and the Statement shall be final and binding on the parties.

         8.6.     Mistaken Assignments and Assumptions. There may exist (i)
                  ------------------------------------
                  assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to the Company or retained by CSI or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by the Company or retained by CSI. The parties shall cooperate in good faith to effect the transfer or re-transfer of such assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the assets transferred hereby or any of the Liabilities assumed hereby.

         8.7.     Further Assurances.  In furtherance of the assignment,
                  ------------------
                  transfer and conveyance of the Contributed Assets and the assumption of the Assumed Liabilities set forth herein, CSI shall, in addition to the Bill of Sale and the Assignment and Assumption Agreement, execute and deliver, and shall cause its subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and intellectual property rights and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all the Contributed Assets to the Company and (ii) the Company, in addition to the Assignment and Assumption Agreement, shall execute and deliver, and shall cause its subsidiaries to execute and deliver, to CSI and its subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities by the Company.

         8.8.     Compliance with Bulk Sales Laws.  The parties hereby waive
                  -------------------------------
                  compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, without limitation, any applicable state tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

         8.9.     Access. The parties hereto will allow each other reasonable
                  ------
                  access to the books and records of one another relating to the Contributed Assets and the Assumed Liabilities, and to personnel having knowledge of the whereabouts and/or contents thereof, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party or any of its officers, agents, representatives or employees.

         8.10.    Conflicting Agreements.  In the event of conflict between this
                  ----------------------
                  Agreement and the Transformation Agreement, the provisions of the Transformation Agreement shall prevail.

         8.11.    NEC ASIC Technology.  The parties understand and acknowledge
                  -------------------
                  that: (i) they jointly developed Intellectual Property that was incorporated into the NEC ASIC Technology; (ii) separating the Intellectual Property in the NEC ASIC Technology is impractical, as doing so would render the ASIC inoperative;
                  (iii) they each hold a one-half, undivided interest in the NEC ASIC Technology; and (iv) as between the parties, Riverstone retains and will continue to retain its interests in the NEC ASIC Technology, and CSI will assign its interests in the NEC ASIC Technology to Enterasys.

         8.12.    Service Provider ASIC Technology. The parties understand and
                  --------------------------------
                  acknowledge that Riverstone developed the Intellectual Property in the Service Provider ASIC

                  Technology and that, as between the parties, Riverstone retains and will continue to retain sole and exclusive interest in the Service Provider ASIC Technology.

9.       Miscellaneous.
         -------------

         9.1.     Entire Agreement. This Agreement, the Transformation Agreement
                  ----------------
                  and the other Ancillary Agreements, including the Schedules and Exhibits hereto and thereto, and the other documents delivered hereunder and thereunder constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

         9.2.     Amendment or Modification.  Except as otherwise provided in
                  -------------------------
                  the Transformation Agreement, the parties hereto may not amend or modify this Agreement except by a written instrument executed by CSI and the Company.

         9.3.     Severability.  In the event that any provision hereof would,
                  ------------
                  under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

         9.4.     Successors and Assigns.  All of the terms and provisions of
                  ----------------------
                  this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) other than as contemplated by
                  --------  -------
                  Section 8.2 hereof, no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other party hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

         9.5.     Notices.  Any notices or other communications required or
                  -------
                  permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

                  If to CSI,
                       to it at:        Cabletron Systems, Inc.
                                        35 Industrial Way
                                        Building 36
                                        Rochester, NH 03867
                                        Attention:  Eric Jaeger and Chief
                                                    Financial Officer
                                        Telecopier No.: (603) 337-1518

                  with a copy to:       Ropes & Gray
                                        One International Place
                                        Boston, MA 02110
                                        Attention:  David A. Fine
                                        Telecopier No.: (617) 951-7050

                  If to the Company
                       to it at:        Riverstone Networks, Inc.
                                        5200 Great America Parkway
                                        Santa Clara, CA
                                        Attention:  President
                                        Telecopier No.: (408) 878-6501

                  with a copy to:       Ropes & Gray
                                        One International Place
                                        Boston, MA 02110
                                        Attention:  David  A. Fine
                                        Telecopier No.: (617) 951-7050

                  Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal Express, (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

         9.6.     Interpretation.  Section and subsection headings are not to be
                  --------------
                  considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any party hereto.

         9.7.     Third Party Beneficiaries.  Nothing in this Agreement is
                  -------------------------
                  intended or shall be construed to entitle any person or entity other than the parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

         9.8.     Counterparts.  This Agreement may be executed in any number
                  ------------
                  of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         9.9.     Governing Law.  This Agreement shall be governed by and
                  -------------
                  construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have executed this instrument under seal effective as of the date first written above.

                                  CABLETRON SYSTEMS, INC.

Dated: November 8, 2000                 By: /s/ Piyush Patel
                                            -------------------------------
                                            Name: Piyush Patel
                                            Title: President, CEO

                                  RIVERSTONE NETWORKS, INC.

Dated: November 8, 2000                 By: /s/ Romulus Pereira
                                            -------------------------------
                                            Name: Romulus Pereira
                                            Title: CEO